EXHIBIT 99.1

SEED Therapeutics Completes $30 Million Series A-3 Financing

KING OF PRUSSIA, Pa., Sept. 23, 2025 (GLOBE NEWSWIRE) -- SEED Therapeutics, Inc. (“SEED”), a clinical-stage biotechnology company pioneering rational molecular glue degraders for historically undruggable disease drivers, today announced the successful completion of its $30 million Series A-3 financing, alongside U.S. Food and Drug Administration (FDA) clearance of its Investigational New Drug (IND) application for its lead program targeting RBM39. The company anticipates entering first-in-human clinical trials of ST-01156 in Q1 2026.

The $30 million Series A-3 financing consists of a $24 million first close completed in August 2024 and a $6 million second close completed in August 2025. In addition, SEED has received close to $60 million in equity, as well as collaboration upfront and milestone payments combined, from its partnerships with Eli Lilly and Eisai reflecting strong partner validation of its scientific platform.

Lan Huang, Ph.D., SEED Co-Founder, Chairman, and Chief Executive Officer, said:
“FDA clearance of our IND is a defining milestone for SEED, marking our transition into a clinical-stage company. ST-01156 represents the first of a new generation of rationally designed molecular glue degraders. We continue to translate innovation into meaningful therapies for patients.”

Bill Desmarais, SEED Chief Financial Officer and Chief Business Officer, added:
“Our equity financing, together with collaboration payments from Eli Lilly and Eisai, supplement our resources to move confidently into the clinic and to continue building a broad pipeline. We have the partners, capital, and momentum to deliver on SEED’s strategy.”

SEED Therapeutics is a TPD 2.0 company that integrates structure-based drug design, computational chemistry, and chemical biology to discover molecular glues that reprogram the ubiquitin-proteasome system to degrade disease-causing proteins. Its proprietary RITE3™ platform has generated a growing pipeline of nine programs spanning oncology, neurodegeneration, immunology, and virology.

About SEED Therapeutics

SEED Therapeutics is a clinical-stage biotechnology company pioneering rationally designed molecular glue degraders to treat diseases driven by undruggable proteins. Its proprietary RITE3™ platform enables targeted protein degradation with small-molecule precision.

SEED’s lead candidate, ST-01156, is a brain-penetrant RBM39 degrader entering clinical development for Ewing sarcoma and other RBM39-dependent cancers.

SEED was co-founded by four scientific leaders:

  Nobel Laureate Prof. Avram Hershko, discoverer of the ubiquitin-proteasome system
  Dr. Lan Huang, solved the first E3 Ligase structure and a serial biotech entrepreneur
  Prof. Ning Zheng (University of Washington, HHMI Investigator), pioneer of E3 Ligase structures and coined the phrase “molecular glue”
  Prof. Michele Pagano (NYU Grossman School of Medicine, HHMI Investigator), a preeminent expert on E3 ligase biology

SEED’s investors and collaborators include Eli Lilly and Eisai, both of whom have been instrumental in supporting SEED’s mission to unlock undruggable disease targets. The company’s pipeline includes nine programs across oncology, neurodegeneration, immunology, and virology.

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